Exhibit 23.3

Data & Consulting Services
Division of Schlumberger Technology Corporation
Schlumberger

Two Robinson Plaza, Suite 200
Pittsburgh, PA 15205
Tel:  412-787-5403
Fax:  412-787-2906

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to incorporation by reference in the Registration Statements (File Nos. 333-91526, 333-94387, 333-161235, 333-116180 and 333-134430) on Form S-8, and the Registration Statement (File No. 333-160046) on Form S-3 of Quicksilver Resources Inc. of the references to our reports for Quicksilver Resources Inc., which appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended 31 December 2009, and our report attached as Exhibit 99.1 to Amendment No. 1 to the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended 31 December 2009, filed on Form 10-K/A.

By:	/s/ Charles M. Boyer
Charles M. Boyer II, PG, CPG, CCG
Scientific Advisor Unconventional Reservoirs

22 October 2010